Exhibit (a) (1) (I)

AMGEN AND MICROMET ANNOUNCE EARLY TERMINATION

OF HSR WAITING PERIOD FOR AMGEN’S ACQUISITION OF

MICROMET

THOUSAND OAKS, Calif. (Feb. 15, 2012) – Amgen (NASDAQ:AMGN) and Micromet, Inc. (NASDAQ:MITI) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (HSR), in connection with Amgen’s tender offer for Micromet, was terminated early on Feb. 14, 2012 by the U.S. Federal Trade Commission. The waiting period was scheduled to expire on Feb. 17, 2012.

As previously announced on Jan. 26, 2012, Amgen and Micromet entered into a Merger Agreement contemplating the acquisition of Micromet by Amgen via a tender offer to acquire all of the outstanding shares of Micromet’s common stock at a price of $11 per share in cash. The termination of the HSR waiting period satisfies one of the conditions to consummate the tender offer. Other closing conditions remain to be satisfied, including, among others, a minimum tender of at least a majority of outstanding Micromet shares on a fully diluted basis.

The tender offer will remain open for Micromet stockholders to tender their shares until 12:00 midnight, New York City time, at the end of Thursday, March 1, 2012, unless it is extended pursuant to and in accordance with the terms of the Merger Agreement. The complete Offer to Purchase dated Feb. 2, 2012 related to the tender offer has been filed with the U.S. Securities and Exchange Commission and can be viewed online at www.sec.gov.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com.

About Micromet, Inc.

Micromet is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibody-based therapies for the treatment of cancer. Micromet is advancing a robust pipeline of novel therapeutics based on its proprietary BiTE® technology. Micromet’s lead product candidate blinatumomab is currently the subject of a European trial in patients with minimal residual disease positive acute lymphoblastic leukemia. Micromet has collaborations with a number of leading pharmaceutical and biotechnology companies, including Amgen, Bayer HealthCare Pharmaceuticals, Boehringer Ingelheim, MedImmune, Merck Serono, Nycomed and Sanofi.

AMGEN AND MICROMET ANNOUNCE EARLY TERMINATION OF HSR WAITING PERIOD

FOR AMGEN’S ACQUISITION OF MICROMET

Amgen Forward-Looking Statement

This news release contains forward-looking statements that are based on Amgen’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the tender offer and regulatory filings. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission (SEC) reports filed by Amgen, including Amgen’s most recent annual report on Form 10-K and most recent periodic reports on Form 10-Q and Form 8-K. Please refer to Amgen’s most recent Forms 10-K, 10-Q and 8-K for additional information on the uncertainties and risk factors related to Amgen’s business. Unless otherwise noted, Amgen is providing this information as of Feb. 15, 2012 and expressly disclaims any duty to update information contained in this news release.

In addition, sales of Amgen’s products are affected by the reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of Amgen’s products. In addition, Amgen competes with other companies with respect to some of its marketed products as well as for the discovery and development of new products. Amgen believes that some of its newer products, product candidates or new indications for existing products, may face competition when and as they are approved and marketed. Amgen’s products may compete against products that have lower prices, established reimbursement, superior performance, are easier to administer, or that are otherwise competitive with its products. In addition, while Amgen routinely obtains patents for its products and technology, the protection offered by its patents and patent applications may be challenged, invalidated or circumvented by its competitors and there can be no guarantee of Amgen’s ability to obtain or maintain patent protection for its products or product candidates. Amgen cannot guarantee that it will be able to produce commercially successful products or maintain the commercial success of its existing products. Amgen’s stock price may be affected by actual or perceived market opportunity, competitive position, and success or failure of its products or product candidates. Further, the discovery of significant problems with a product similar to one of Amgen’s products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on Amgen’s business and results of operations.

The scientific information discussed in this news release related to product candidates is preliminary and investigative. Such product candidates are not approved by the U.S. Food and Drug Administration (FDA), and no conclusions can or should be drawn regarding the safety or effectiveness of the product candidates. Only the FDA can determine whether the product candidates are safe and effective for the use(s) being investigated. Healthcare professionals should refer to and rely upon the FDA-approved labeling for the products, and not the information discussed in this news release.

AMGEN AND MICROMET ANNOUNCE EARLY TERMINATION OF HSR WAITING PERIOD

FOR AMGEN’S ACQUISITION OF MICROMET

Additional Information

This communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Micromet, Inc. or any other securities. Armstrong Acquisition Corp. and Amgen Inc. have filed a tender offer statement on Schedule TO with the SEC, as amended from time to time, and the offer to purchase shares of Micromet, Inc. common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT, AS FILED AND AS IT MAY BE AMENDED FROM TIME TO TIME, AND THE SOLICITATION/ RECOMMENDATION STATEMENT, AS FILED AND AS MAY BE AMENDED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to Georgeson Inc., the Information Agent for the offer, at 888-877-5360 (toll free).

Micromet Safe Harbor Statement

Statements in this announcement that relate to future results and events are forward-looking statements based on Micromet’s current expectations regarding the tender offer and transactions contemplated by the merger agreement. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated. Other risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, if at all, Micromet may not satisfy one or more closing conditions; that the merger agreement may be terminated; and the impact of the current economic environment; risks related to Micromet’s ongoing development activities and clinical trials; and other risks that are described in Micromet’s most recent Form 10-Q for the quarter ended Sept. 30, 2011. Micromet undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.

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Contacts

Amgen, Thousand Oaks

Mary Klem, 805-447-6979 (media)

Arvind Sood, 805-447-1060 (investors)

Micromet

Jennifer Neiman, 240-235-0246 (media and investors)